Exhibit 10.1
October 25, 2010

Daniel J. Crowley

Dear Dan:

It is my pleasure to extend to you this offer for the position of President of the Network Centric Systems (NCS) business, reporting to me. I look forward to your joining our Leadership Team. Your position will be an officer and vice president of the corporation and, together with the compensation outlined below, is subject to election by the Raytheon Board of Directors. The position resides in the NCS headquarters in McKinney, Texas.

1.	Salary: The offer is a base salary of $650,000.00 annually, which equates to $25,000.00 paid on a bi-weekly basis.

2.
Results Based Incentive: You will participate in the Results Based Incentive Program (RBI) with a target incentive of 100.0% of your annualized base salary. Your RBI bonus will be payable at the time these bonuses are paid to eligible employees. Payment is contingent upon your active employment on December 13st of the program year.

3.
Restricted Stock: Subject to approval of the Management Development and Compensation Committee (“MDCC”) of the Raytheon Board of Directors, the terms of the award and the provisions of the Raytheon Stock Plan, you will be awarded shares of restricted stock with a value of $1,700,000.00 (The $700,000 restricted stock award is part of the annual program and the restrictions on these shares will lapse after the second, third and fourth anniversary dates of the award. The $1,000,000.00 restricted stock award is equity replacement for foregone value from your previous employee and the restrictions on these shares will lapse at a rate of one-third each year over three (3) years.) If you are involuntarily separated from employment with the Company without cause within 24 months of your hire date, any restrictions remaining on the $1,000,000.00 award will lapse. You will be eligible for any dividends paid on the entire award during the vesting period. Beginning in 2011, you will be eligible to participate in the annual restricted stock award program subject to the terms of the award and provisions of the Raytheon Stock Plan.

4.
Long-Term Performance Plan: You will be eligible to participate in the Company's Long-Term Performance Plan (LTPP). As a first-time participant in this program in 2011, your award is $1,000,000.00 based on performance achieved at the end of a three-year cycle (2011-2013). The value of future awards may increase based on your position as a Business President, your performance in this role, and relative to a defined peer group. Participation in LTPP is subject to annual review.

5.
Stock Ownership Requirements: As a Business President of the Company, you will be required, by the end of your fifth (5th) year of employment, to own a minimum of three (3) year's base salary in the form of Raytheon equity.

6.
RAYSIP/RISP: You will be eligible to participate in the Raytheon Savings and Investment Plan (RAYSIP) which enables you to make pre-tax and after-tax contributions, up to IRS limits. You will receive company matching contributions on 100.0% of your contribution to a maximum of 3.0% of your earnings and increasing to 4% after 5 years of service, subject to IRS limits. You will be eligible to participate in the Retirement Income Savings Program (RISP) after one year of service, which provides a company contribution as a percentage of your pay based on your age at date of hire (4% increasing to 6% after ten years), subject to the terms and conditions of the program.

7.	Deferred Compensation Plan: You will be eligible to participate in Raytheon's Deferred Compensation Plan, subject to the terms and conditions of the Plan.

8.
Severance Program: If you are involuntarily separated from employment with the Company without cause (cause as defined in your CIC agreement), you will be entitled to a Separation Payment of two (2) times your annual base salary and target bonus as well as two (2) years benefits should this separation occur within 24 months of your hire date, in exchange for a General Release. The Separation Payment will be one (1) times your annual base salary and target bonus as well as one (1) years benefits should this separation occur after 24 months of employment with the Company, in exchange for a General Release.

9.	Change in Control: You will be entitled to a Change in Control Severance Agreement which would provide you with severance benefits equal to three (3) times your annual base salary and target bonus as of the date of the change in control in the event of a change in control of the Company as set forth in the attached agreement. Please note that the Change in Control Severance Agreement is structured to require both a change in corporate ownership and a loss of employment as those terms are defined in the agreement.

10.
Paid Time Off: You will be eligible for twenty (20) days per year of Paid Time Off. This entitlement will be pro-rated for the remainder of calendar year 2010, based upon your start date with the Company.

11.
Supplemental Executive Retirement Plan: You will be eligible to participate in the Raytheon Supplemental Executive Retirement Plan. This non-qualified plan provides a pension of 35.0% of final average compensation after ten (10) years of Raytheon service and attainment of age 55, increasing by 3.0% of final average compensation for every additional year of service up to a maximum of 50.0% of final average compensation after fifteen (15) years of service and attainment of age 60. Amounts payable under this plan will be offset by amounts payable under any other pension plan of the Company or any prior employer and by Social Security.

12.	Automobile Allowance: You will receive an annual automobile allowance of $18,000.00, which equates to $692.31 paid bi-weekly.

13.
Senior Executive Life Insurance: You will be eligible to receive Company paid senior executive life insurance which equals four (4) times your annual base salary to a maximum of $4 million. You are also eligible to receive enhanced life insurance equal to one (1) times your annual base salary; if you choose not to elect this benefit, your enhanced life insurance will be capped at $50,000.00.

14.	Financial Planning: You will be provided financial planning assistance of $15,000.00 for the first year of your employment and $12,000.00 thereafter.

15.	Excess Liability Coverage: You will be provided excess liability coverage of $5 million.

16.
Executive Health Program: You will be eligible for the Executive Health Program, which includes an annual comprehensive medical assessment. This benefit has an annual allowable of $2,000.00 for your participation in the program. You will be enrolled in the Executive Registry. It is a health care program designed for traveling executives and their families. The Registry operates as a domestic and international network of leading academic medical centers and affiliations.

17.	Business Travel: You will be eligible for first class airfare for all business travel.

This offer is contingent upon your meeting the requirements on the enclosed Minimum Conditions for Hire document. If you believe any of the terms or conditions in this letter are not consistent with your understanding, or if you have any questions, please don't hesitate to contact Keith Peden his office at or his home number, which is .
Acceptance of this offer will be considered an acceptance to all terms and conditions listed in the offer and attachments. Please sign below to indicate your acceptance and return this offer letter to Keith Peden in the enclosed envelope. The duplicate letter is a copy for your records.

Dan, I am excited about you joining the team. I look forward to a swift and favorable response.

Yours truly

/s/ William H. Swanson
William H. Swanson Chairman and Chief Executive Officer

/s/ Daniel J. Crowley
Daniel J. Crowley